Exhibit 23.1

Consent of Independent Auditor

Broad Street Realty, Inc.

Bethesda, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-260103 and No. 333-256206) of Broad Street Realty, Inc. of (a) our report dated February 9, 2023, relating to the statement of revenues and certain operating expenses of Midtown Row for the year ended December 31, 2021, and (b) our report dated February 9, 2023, relating to the statement of revenues and certain operating expenses of Lamar Station Plaza for the year ended December 31, 2021, which appear in this Form 8-K/A.

/s/ BDO USA, LLP

Potomac, Maryland

February 9, 2023